(COMSCORE LETTERHEAD)
Exhibit 10.15

1761 Business Center Dr. Ste. 120
Reston, VA 20190
(703) 438-2050 (703) 438-2051 fax
FEIN 54-1955550
September 27,1999
Mr. Greg Dale
545 East Braddock Road
Apt. 404
Alexandria, VA 22314
Dear Greg:
It is our pleasure to offer to you employment with our firm in the position of Vice President, Client Services, commencing on or about Monday October 11,1999. In this position you will be reporting to the CEO. Your total compensation package will be as follows:
1)	A base salary of $4,038.46 bi-weekly (equivalent to $105,000 per year.)

2)	An annual performance bonus of 15% based on mutually agreed upon individual performance objectives.

3)	The option to buy 250,000 comScore shares at an exercise price to be set by the board of directors for options granted to startup employees. The exercise price is anticipated to be in the 10-20 cents range per share. These options will vest in equal monthly installments over 48 months following the date of employment.

4)	You will be eligible for comScore’s normal benefits including health insurance, and 3 weeks of vacation.
Please sign a copy of this letter and return it in the enclosed stamped, addressed envelope. Or if you prefer you may fax your signed offer letter to 703-438-2051. You will also need to call me at 703-438-2052 or Rhonda at 703-438-2050 to verify your first day of employment.
We are very impressed with your skills and background, and have high expectations that you will be a significant contributor to our team.
I look forward to you joining us.
Best Regards,
/s/ Magid Abraham
Magid Abraham
President, CEO
ACKNOWLEDGEMENT:
In response to the within offer of employment please sign one only.

/s/ Gregory Dale	I accept the within offer of employment.

I do not accept the within offer of employment.